ARTICLES OF INCORPORATION
                                           OF
                                NEWSLINK NETWORK TDS, INC.

The undersigned (who, if a natural person, is eighteen years of age or older), acting as the incorporator of a corporation to be incorporated under the Colorado Business Corporation Act, adopts these articles of incorporation.

ARTICLE I
NAME

  The name of the Corporation is NEWSLINK NETWORK TDS, INC.

ARTICLE II
AUTHORIZED CAPITAL

The Corporation shall have authority to issue 50,000,000 shares of common stock.

ARTICLE III
OFFICES

A. The street address of the initial registered office of the Corporation is 1812 56th Avenue, Greeley, Colorado 80634, and name of the initial registered agent at that address is Thomas E. Hellerich. The written consent of the initial registered agent to the appointment as such is stated below.

B. The address of the Corporation's initial principal office is 1812 56th Avenue, Greeley, Colorado 80634.

ARTICLE IV
INCORPORATOR

The name and address of the incorporator is Thomas E. Hellerich, 1812 56th Avenue, Greeley, Colorado 80634.

ARTICLE V
NO PREEMPTIVE RIGHTS

The shareholders shall have no preemptive rights.

ARTICLE VI
CUMULATIVE VOTING

Cumulative voting shall not be permitted in the election of directors.

ARTICLE VII
PURPOSE

To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Colorado law, whether new or hereafter in effect, and whether or not herein specifically mentioned.

ARTICLE VIII
LIMITATION ON DIRECTOR LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Colorado business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended.
Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Corporation under this Article VIII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VIII, prior to such repeal or modification.

ARTICLE IX
INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by application law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expenses (including attorneys' fees) incurred by reason of the fact that he is or was a director of the Corporation or, while serving as a director of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.



__/s/ THOMAS E. HELLERICH__________
Thomas E. Hellerich - Incorporator

The undersigned consents to the appointment as the initial registered agent of Newslink Network TDS, Inc.


		__/S/ THOMAS E. HELLERICH_____
		Thomas E. Hellerich